Exhibit 99.1

Marchex Announces Asset Acquisition

Marchex Announces Updated Financial Guidance and Planned Financing

Event In Connection with Asset Acquisition

SEATTLE, WA, November 23, 2004 – Marchex, Inc. (NASDAQ: MCHX), a provider of technology-based merchant services that facilitate and drive growth in online transactions, today announced that it has signed a definitive agreement to acquire certain assets of Name Development Ltd., a corporation operating in the direct navigation market, for $164.2 million, including $155.2 million in cash and $9 million in stock (valued based on the 10-day trailing average measured from closing date). The transaction is expected to close during the first quarter of 2005. Details of a planned financing event to provide the cash consideration for the transaction will be announced separately within the next 30 days.

As part of this transaction, Marchex will be acquiring a large base of online user traffic, which Marchex estimates at more than 17 million unique visitors per month in October 2004. This traffic is generated from a portfolio of Web properties, or Internet domains, which are generally reflective of commercially-relevant search terms in many of the Internet’s most popular vertical commerce categories, and may include geographically-targeted elements. The total number of Internet domains in the portfolio, including Marchex’s existing Internet domains, is more than 100,000. Key vertical commerce categories include: travel, financial services, insurance, real estate, auto, health, technology and electronics, personals, jobs, business, home and garden, Web and telecom services, education, and entertainment. The online user traffic is primarily monetized with pay-per-click listings that are relevant to the Web property. Marchex believes that the acquired assets will build on Marchex’s existing portfolio of Internet domains, and that there are several opportunities to grow this traffic base and enhance user utility over time by leveraging Marchex’s existing technologies and strategic relationships.

Direct navigation refers to one of the methods that online consumers use to search for information, products or services. Direct navigation is primarily characterized by online users directly accessing a Web site by typing descriptive keywords or keyword strings into the uniform resource locator (URL) address box of an Internet browser or by accessing bookmarked Web sites. It can also include navigating to a Web site through referring link traffic or partner traffic sources. As of August 2004, First Albany Capital estimated that the size of the 2004 global search market is approximately $4.5 billion, and will grow to $13.1 billion by 2008. Marchex estimates that the direct navigation market may represent 10% or more of this market. Additionally, recent industry research highlights that in September 2004 more than 67% of daily global Internet users arrived at Web sites by “direct navigation”, defined as typing a URL into a browser address bar or using a bookmark – rather than through search engines and Web links, up from approximately 53% in February 2002 (Source: WebSideStory, Inc.’s StatMarket division).

“With today’s announcement, we are taking a step forward in executing against our mission to connect merchant advertisers with targeted customers, as we will now have both search engine marketing services and proprietary sources of online traffic in key commerce verticals,” said

Russell C. Horowitz, Marchex Chairman and Chief Executive Officer. “We are pleased that these traffic sources will complement our existing business and will help us to build upon our existing partnerships with the major search engines, directories and commerce portals.”

Overall, search marketing continues to experience strong growth. According to the Internet Advertising Revenue Report generated by the Interactive Advertising Bureau (IAB) and PricewaterhouseCoopers, paid search has been growing at accelerated rates when compared to other forms of online advertising. Specifically, search advertising spending accounted for nearly $1 billion during the second quarter of 2004, which represented 40% of all online ad spending, up from $515 million and 31% of all online ad spending in the year earlier period. Marchex believes this asset acquisition will further expand its participation in this growing segment of online advertising and in key commerce verticals.

“The use of direct navigation as a means to find products, services and information on the Web has been, and will remain, a valuable and important navigation tool for Internet users,” said Horowitz. “This transaction meets many of our key acquisition criteria, has specific catalysts for growth, and expands our access to a dynamic segment within our industry. We look forward to participating in the evolution of the direct navigation market, and working with many of our current partners to drive continued growth in this segment.”

Capital Plan and Closing Conditions

Marchex also announced that details of a planned financing event to provide the cash consideration for the proposed asset acquisition and related expenses will be announced separately within the next 30 days.

The transaction is subject to customary closing conditions, is contingent on a financing event that will fund the cash consideration, and provides for the payment of a $1.5 million break-up fee through a combination of cash and equity in the event the transaction is not completed under certain circumstances by June 30, 2005.

Financial Guidance

•	Standalone Guidance for Marchex and the Acquired Assets:

•	Marchex: Marchex is raising its 2004 standalone guidance to $43 million or more in revenue, up from its previous guidance of more than $40 million. Marchex previously provided its preliminary 2005 guidance of more than $60 million in revenue with an adjusted operating income before amortization margin target range of 11% to 15%, which excludes any contribution from the asset acquisition.

•	Acquired Assets: 2004 standalone guidance for the acquired assets is more than $19 million in revenue with an adjusted operating income before amortization margin target of more than 80%.

•	Pro forma Consolidated Guidance:

•	Pro forma Consolidated 2005 Guidance: Although the transaction is currently expected to close during the first quarter of 2005, Marchex is providing a full year of guidance (as if the asset acquisition would have closed on January 1, 2005) to give the effect for full year pro forma results. Marchex is accordingly providing preliminary pro forma consolidated 2005 guidance of $84 million or more in revenue with an adjusted operating income before amortization margin target of 28% or more. At the time of closing, Marchex may update 2005 guidance to reflect anticipated partial year contributions from the acquired assets.

•	Long-Term Adjusted Operating Income Before Amortization Margin Target: Pro forma with the asset acquisition, Marchex is updating its long-term adjusted operating income before amortization margin target to 30% or more, up from its previous guidance of a long-term adjusted operating income before amortization margin target of 20% or more.

Webcast Information

A Webcast of management’s discussion of today’s announcement will be available at 6:00 a.m. PT / 9:00 a.m. ET. To access the Webcast, please log onto the Investor Relations section of the Marchex Web site (www.marchex.com/ir.html).

About Marchex, Inc.

Marchex (www.marchex.com) provides technology-based merchant services that facilitate and drive growth in online transactions. Marchex connects merchants with consumers who are searching for information, products and services on the Internet. The company’s platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web properties.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, certain statements and expectations regarding the asset acquisition, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

This press release refers to adjusted operating income before amortization (Adjusted OIBA) which is considered a non-GAAP financial measure by the Securities and Exchange Commission. Adjusted OIBA is not in accordance with, or an alternative for, generally accepted accounting principals (GAAP), and may be different from non-GAAP measures used by other companies.

Adjusted OIBA should be considered in addition to results prepared in accordance with GAAP, and should not be considered in isolation, as a substitute for, or superior to, GAAP results.

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For further information, contact:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

Marchex, Inc.

206-331-3316

tcaldwell@marchex.com